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                 June 30, 2023

       Shai Lustgarten
       Chief Executive Officer
       OMNIQ Corp.
       1865 West 2100 South
       Salt Lake City, UT 84119

                                                        Re: OMNIQ Corp.
                                                            Registration
Statement on Form S-3
                                                            Filed June 23, 2023
                                                            File No. 333-272877

       Dear Shai Lustgarten:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Aliya Ishmukhamedova, Staff Attorney, at 202-551-7519 or Matthew
       Derby, Legal Branch Chief, at 202-551-3334 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Arthur Marcus